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                        Consent of Auditor

I hereby consent to the use in this Amendment No. 2 to the Form 10-SB for Corporate Development Centers Inc., of my reports dated January 25, 2000, relating to the December 31, 1999, 1998, and 1997 financial statements of Corporate Development Centers Inc.


/s/ Ted A. Madsen
Ted A. Madsen
Salt Lake City, Utah
December 6, 2000